EXECUTIVE INCOME CONTINUITY PLAN

                               OF

                    AMERICAN CYANAMID COMPANY
              (As amended through August 16, 1993)


     1. Purpose. The purpose of the Executive Income Continuity Plan (this Plan) is to reinforce and encourage the continuing attention, dedication and loyalty of executives in the senior management group of American Cyanamid Company and its subsidiaries without the distraction of concern over the possibility of involun-tary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.
     2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:
          (a) "Board of Directors" shall mean the board of direc-tors of American Cyanamid Company.
          (b) "Cause" shall mean (A) the willful and continued failure by a member substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes that he has not substantially performed his duties, or (B) the willful engaging by him in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a member shall be considered "willful" unless done, or omitted to be done, by him without reasonable belief that his action or omission was in the best interests of the Company and was lawful.
          (c) A "change in control" shall be deemed to have oc-curred if: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employ-ee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substan-tially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding secu-rities; or (ii) there occurs any transaction or action which results in the individuals who at the beginning of a period commencing 24 hours prior to the commencement of the transac-tion were members of the Board of Directors, together with individuals subsequently elected to the Board upon the recom-mendation of a majority of the continuing directors, ceasing to constitute at least a majority thereof; or (iii) the stock-holders or the Board of Directors of the Company approves a definitive agreement to merge or consolidate the Company with or into another corporation (including any such transaction in which the Company is the surviving corporation) or to sell or otherwise dispose of all or substantially all of its assets, or to adopt a plan of liquidation of the Company.
          (d) "Company" shall mean American Cyanamid Company and, except for the purposes of Paragraph 2(c), shall include any of its subsidiaries which employs members of this Plan.
          (e) "Compensation Committee" shall mean the Compensation Committee as constituted from time to time of the Board of Directors, or such other entity as shall have similar authori-ty and responsibility.
          (f) "Date of termination" shall mean (A) if the employ-ment of a member is terminated by his death, the date of his death, (B) if such employment is terminated by his retirement, the date of retirement under the Employees Retirement Plan,
     (C) if such employment is terminated for disability, upon the expiration of his continuous service credits as determined by the Company, (D) if his employment is terminated by him for good reason, the date specified in the notice of termination, and (E) if his employment is terminated for any other reason, the date on which notice of termination is given; provided that if within 30 days after any notice of termination is given the party receiving such notice notifies the other party that a dispute exists concerning the termination, the date of termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of compe-tent jurisdiction (the time for appeal therefrom having ex-pired and no appeal having been perfected).
          (g) "Disability" shall mean inability of a member due to sickness or injury to perform the duties pertaining to his occupation with the Company, as determined in accordance with the Long Term Disability Plan and the personnel policies of the Company.
          (h)  "Good reason" shall mean:
               (A) a change in assignment resulting in the assign-ment to a member of substantially reduced responsibili-ties compared with those assigned to him prior to such change, or any change in his status or position which represents a demotion from his status or position im-mediately prior to such change, except in connection with the termination of his employment because of death or retirement, by the Company for disability or cause, or by him other than for good reason;
               (B) a reduction in the base salary of a member as the same may be increased from time to time;
               (C) a failure to continue the Incentive Compensation Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan (the "I.C. Plan"), or a failure to continue a member as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is ad-ministered as of such date, or a failure to pay to a member any installment of a previous allotment made to him under the I.C. Plan;
               (D) the relocation of the principal executive offic-es of the Company to a location more than 25 miles from the location of the present executive offices or outside of New Jersey, or requiring a member to be based anywhere other than the principal executive offices (or, if a member is not based at such executive offices, requiring such member to be based at another location) except for required travel on business to an extent substantially consistent with his duties and responsibilities, or in the event of consent to any such relocation of the base location of a member the failure to pay (or provide reim-bursement for) all expenses of such member incurred re-lating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of adoption of this Plan;
               (E) the failure to continue in effect any benefit or compensation plan (including but not limited to the Em-ployees Retirement Plan, the Supplemental Employees Re-tirement Plan, the Long Term Disability Plan, the Person-nel Protection Program, the I.C. Plan, the 1977, 1984 and 1992 Employees Stock Plans, the Employees Savings Plan, pension plan, life insurance plan, health and accident plan, disability or vacation plan in which a member is participating (or plans providing substantially similar benefits)), or the taking of any action which would ad-versely affect participation in or materially reduce benefits under any of such plans, unless such action is required pursuant to law or such action is applied uni-formly to all Members;
               (F) the failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 10; or
               (G) any purported termination of a member's employ-ment which is not effected pursuant to a notice of termi-nation as herein defined.
          (i) "Member" shall mean a person who is employed by the Company on a full-time basis and for a regular fixed compensa-tion (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3.
          (j) "Notice of termination" shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis.
          (k) "Officers" shall mean the chairman, vice chairman, chief executive officer, president, and all vice presidents elected from time to time by the Board of Directors.
          (1) "Retirement" shall mean termination of employment in accordance with the provisions of the Employees Retirement Plan; provided, however, that termination of employment by a member before his Normal Retirement Date (as defined in such Plan) for good reason shall not be deemed to be retirement for purposes of this Plan even though such member may be eligible for and elect to receive retirement benefits.
     The masculine pronoun wherever used herein shall include the feminine except as the context specifically indicates.
     3. Membership. All Officers shall be members of this Plan. The Compensation Committee may designate any other employee as a member of this Plan. After an employee becomes a member of this Plan, his membership shall continue until (a) his death or retire-ment, (b) termination of his employment by the Company for disabil-ity or cause, (c) termination of his employment by such member other than for good reason, or (d) termination of his employment which is related to the spin-off of the Company's chemical business in 1993, or any subsequent reorganization, recapitalization, con-solidation, merger, split-up, combination, spin-off, exchange of shares or like event which is designated by the Compensation Com-mittee to fall within this subparagraph (d).
     4. Termination of Employment. Each member of this Plan shall be entitled to receive the income continuation payments provided for in Section 5 upon termination of his employment, unless such termination is (a) because of his death or retirement, (b) by the Company for disability or cause, (c) by such member other than for good reason, or (d) related to the spin-off of the Company's chemi-cal business in 1993 or any subsequent reorganization, recapital-ization, consolidation, merger, split-up, combination, spin-off, exchange or like event which is designated by the Compensation Committee to fall within this subparagraph (d).
     5. Income Continuation. Subject to the provisions of Section 7, upon termination of the employment of a member pursuant to
Section 4 who is one of the Officers or who is age 50 or over and has at least 10 years of service with the Company, the Company shall pay to him the sum of twice his annual base salary at the rate in effect at the time notice of termination is given plus twice his annual target award (excluding performance allotments or any long term incentive) under the I.C. Plan based on such rate, in equal monthly installments over a period of 24 months following the date of termination, on the first day of each month commencing with the first day of the first month after such date. Subject to the provisions of Section 7, upon termination of the employment of any other member pursuant to Section 4 who has at least 10 years of service with the Company and is at least age 40 but less than age 50, the Company shall pay to him his annual target award (excluding performance allotments any long term incentive) under the I.C.
Plan based on the rate in effect at the time notice is given, in equal monthly installments over a period of 12 months following the date of termination, plus his monthly base salary at such rate for the following number of months:

               Age            Months
               40               12
               41               13
               42               14
               43               15
               44               16
               45               17
               46               18
               47               19
               48               20
               49               22

in equal monthly installments over the number of months equal to the number of months of base salary to which such Member is enti-tled. All payments shall be made on the first day of each month commencing with the first day of the first month after such date. Notwithstanding the foregoing, (i) no payment shall be made with respect to any period beyond the date of a member's 65th birthday,
(ii) no payment shall be made with respect to any period beyond the date of a member's 60th birthday, or such earlier date of retire-ment as shall have been determined by the Compensation Committee or the Executive Committee under the Supplemental Employees Retirement Plan, if such member is also, at the date of termination of his employment, a member of the Supplemental Employees Retirement Plan, and (iii) there shall be deducted from any payments required here-under any payments made with respect to any required notice period under any employment agreement between a member and the Company.
     6. Other Payments. Subject to the provisions of Section 7, upon termination of the employment of a member pursuant to Section 4, the Company shall, in addition to the payments provided for in
Section 5, pay to him:
          (a) all relocation payments described in Section 2(h)(D) and all legal fees and expenses incurred by him as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit pro-vided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of
     Section 4999 of the Internal Revenue Code of 1986 to any payment or benefit provided hereunder); and
          (b) during the period of two years following the date of termination, all reasonable expenses incurred by him in seek-ing comparable employment with another employer to the extent not otherwise reimbursed to him, including, without limita-tion, the fees and expenses of a reputable outplacement organization, and reasonable travel, telephone and office expenses.
     7. Competitive Employment. The Company, at its option, may discontinue any payments being made to any member pursuant to
Section 5 or Section 6 if such member engages in the operation or management of any business in the United States of America, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such member was involved during the last two years of his employment by the Company. Owner-ship by such member of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such member a "stockhold-er" within the meaning of that term as used in this Section.
     8. Maintenance of Plans. The Company shall maintain in full force and effect, for the continued benefit of each member entitled to receive payments pursuant to Section 5, for two years following the date of his termination, all employee benefit plans and pro-grams or arrangements (including Comprehensive Medical and Dental Insurance, Group Life Insurance, and Financial Planning and Tax Preparation and Counseling Services) in which he was entitled to participate at the time the notice of termination was given subject to approved plan amendments, provided that his continued participa-tion is permitted under the general terms and provisions of such plans and programs.
     9. No Mitigation. No member shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any member as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by him to the Company.
     10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.
     11. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed suffi-ciently given, if and when received by the Company at its offices at One Cyanamid Plaza, Wayne, New Jersey 07470 Attention: Secre-tary, or by any member at his address on the records of the Compa-ny, or if and when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the member to be notified at such address. Either the Company or any member may, by notice to the other, change its address for receiving notices.
     12. Funding. All payments provided for under this Plan for members (including those who have retired) shall not be funded, but shall become fully vested and nonforfeitable upon the termination of a member's employment other than (a) because of his death or retirement, (b) by the Company for disability or cause, or (c) by him other than for good reason, and shall be paid by the Company as and when they become due as provided herein.
     13. Amendment and Termination. The Board of Directors by resolution may at any time or from time to time amend or terminate this Plan; provided, however, that no such amendment or termination may adversely affect any accrued or vested benefits hereunder; and, provided further, that after a change in control, this Plan may not be amended without the consent of all persons who were members as of the date of such change in control (including those who have re-tired).
     14. Governing Law. This Plan, and the rights and obligations of the Company and the members hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.